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                                                                     EXHIBIT 3.1

                            ARTICLES OF ORGANIZATION

                                       OF

                          GULF WIDE INDUSTRIES, L.L.C.

     BE IT KNOWN, that on this 22nd day of December, 1994, before me, the undersigned Notary Public, personally came and appeared John M. Engquist, the subscriber hereto, a person of the full age of majority, who declared to me in the presence of the undersigned competent witnesses that, availing himself of the provisions of the Louisiana Limited Liability Company Law (Title 12, Chapter 22, Louisiana Revised Statutes of 1950), he does hereby execute the following articles of organization for the purpose of establishing and creating a limited liability company:

                                   ARTICLE I
                                      NAME

     The name of the company is Gulf Wide Industries, L.L.C. (hereinafter referred to as the "Company").

                                   ARTICLE II
                                     PURPOSE

     The purpose of the Company is to engage in any lawful activity for which limited liability companies may be formed under the Louisiana Limited Liability Company Law.

                                   ARTICLE III
                         MANAGEMENT BY BOARD OF MANAGERS

     All powers of the Company are vested solely in, and all of the business and affairs of the Company, including but not limited to sale and mortgage of all or substantially all of the Company's assets, shall be managed without limitation by a manager who may, but need not, be a member. Except as otherwise provided by these

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articles, the Operating Agreement, by special resolutions of the manager, or by the provisions of the Louisiana Limited Liability Company law, the manager and the officers shall function in a manner similar to the manner in which the board of directors and officers of a Louisiana business corporation function. The manager shall be John Engquist who shall serve for a term of ten years or until such time as his successor is elected and installed. Successor managers shall be elected by the members.

                                   ARTICLE IV
                                    OFFICERS

     The manager shall serve also as president and may appoint a secretary and a treasurer, and may also appoint one or more vice presidents and such other officers as he deems necessary. An officer may, but need not, be a member or manager.

                                    ARTICLE V
                             DELEGATION OF AUTHORITY

     By resolution, the manager may delegate particular powers of the manager to a mandatary, agent or representative.

                                   ARTICLE VI
                              EVIDENCE OF AUTHORITY

     Any person dealing with the Company may rely upon a certificate of the manager, the president or the secretary to establish the membership of any member, the authenticity of any records, or the authority of any person to act on behalf of the Company, including but not limited to, authority to do the following:

          (1)  dissolve and wind-up the affairs of the Company;

          (2) sell, exchange, lease, mortgage, pledge or transfer all or substantially all of the assets of the Company;

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          (3)  merge or consolidate with any one or more limited liability companies or corporations, partnerships in commendam, partnerships, or business or nonprofit corporations;

          (4)  incur indebtedness other than in the ordinary course of business;

          (5)  alienate, lease or encumber any immovables of the Company; and

          (6)  amend the Articles of Organization or the Operating Agreement.

                                   ARTICLE VII
                              AUTHORITY OF MEMBERS

     The authority of the members to act on behalf of the Company is restricted. Unless so authorized by a resolution of the manager, members shall not act as mandataries of the Company for matters in the ordinary course of the Company's business. On all matters for which a vote of the membership may be taken, each member shall be entitled to one vote for each membership share issued and registered in his name on the books of the Company. A two-thirds (2/3) vote of the membership shall be required to approve the following actions by the
Company:

     (1)  to dissolve or wind up the affairs of the Company,

     (2) to merge or consolidate with any other foreign or domestic limited liability company, corporation, partnership or limited partnership, and

     (3)  to amend the articles of organization.

                                  ARTICLE VIII
             LIMITATION OF LIABILITY AND INDEMNIFICATION OF MANAGERS

     Managers and members shall not be personally liable for monetary damages for breach of any duty provided for in LSA R.S. 12:1314, and, pursuant to LSA R.S. 12:1315, the Company may indemnify a manager or a member for judgments,

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settlements, penalties, fines, or expenses, including attorneys' fees, incurred because he or she is or was a manager or a member.

                                   ARTICLE IX
                                   DISSOLUTION

     The Company shall be dissolved and its affairs shall be wound up only upon the first to occur of the following:

     (1)  the consent of a two-thirds (2/3) vote of the membership,

     (2) the occurrence of any event which causes the number of members to be reduced to one, unless within ninety days after such event, the Company is continued by the admission of one or more new members, or

     (3)  the entry of a decree of judicial dissolution under R.S. 12:1335.

The death, interdiction, withdrawal, expulsion, bankruptcy, or dissolution of a member shall not cause the dissolution of the Company.

                                    ARTICLE X
                    ASSIGNMENTS AND OTHER TRANSFERS OF SHARES

     Membership shares shall be freely assignable by a member. Upon receipt by the Company at its registered office of written notification of an assignment of a membership share, the assignee shall become a member and shall be entitled to exercise all of the rights and powers of a member. Such notice shall provide the full name and address of the member and of the assignee, the number of shares assigned or transferred, and any other information that may be required by the Company.

                                   ARTICLE XI
                                    TAXATION

     The Company shall be taxed in accordance with La. R.S. 12:1368, and, for purposes of federal and state income taxation, the Company shall be taxed as a corporation.

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                                   ARTICLE XII
                               ISSUANCE OF SHARES

     The Company shall have authority to issue 1,000 membership shares.

                                     ARTICLE XIII
                     AMENDMENTS TO ARTICLES OF ORGANIZATION

     Amendments to the articles of organization for which a larger vote is not specifically made mandatory by law may be made upon a vote of the members possessing two-thirds of the total outstanding shares eligible to vote or upon written consent of such members.

     THUS DONE AND SIGNED, in Baton Rouge, Louisiana, on the date first stated hereinabove, before the undersigned notary and in the presence of the undersigned competent witnesses.

WITNESSES:                                  ORGANIZER:

/s/ [ILLEGIBLE]                             /s/ John M. Engquist
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/s/ [ILLEGIBLE]                             John M. Engquist
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                       /s/ [ILLEGIBLE]
                       ----------------
                       NOTARY PUBLIC

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